Exhibit 3.4

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PHILLIP STREET BDC LLC (F/K/A PHILLIP STREET MIDDLE MARKET LENDING FUND LLC)

Dated May 7, 2026

This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement of Phillip Street BDC LLC (f/k/a Phillip Street Middle Market Lending Fund LLC), a Delaware limited liability company (the “Company”), dated as of December 3, 2025 (as further amended and/or restated from time to time, the “LLC Agreement”), is made as of May 7, 2026. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the LLC Agreement.

WHEREAS, on April 24, 2026, the name of the Company changed from “Phillip Street Middle Market Lending Fund LLC” to “Phillip Street BDC LLC” by filing the Certificate of Amendment to the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on April 24, 2026;

WHEREAS, the Company desires to amend the definition of “Total Commitments”;

WHEREAS, pursuant to Section 11.1.2(d) of the LLC Agreement, the LLC Agreement may be amended with the consent of the Company’s board of directors (the “Board of Directors”) and without the consent of the Members to make changes that do not have a material adverse effect on any one Member or the Members taken as a whole; and

WHEREAS, the Board of Directors desires to amend the LLC Agreement to reflect the change in the name of the Company.

NOW, THEREFORE, in consideration of the foregoing, the LLC Agreement shall be amended as follows:

1.
Amendments.
a.
Section 2.1.3 of the LLC Agreement is hereby amended and restated as follows: “The name of the Company is Philip Street BDC LLC.”
b.
In addition, all references to “Phillip Street Middle Market Lending Fund LLC” shall be understood to mean “Phillip Street BDC LLC.”
c.
“Total Commitments” shall mean, at any time, the sum of the aggregate Commitments of the Common Unitholders plus any contractually-committed financing (whether funded or unfunded) under any financing arrangements of the Company or its subsidiaries.
2.
Ratification of the LLC Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the LLC Agreement are ratified and shall remain unchanged and continue in full force and effect.
3.
Counterparts. This Amendment may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.
4.
Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware and, to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Delaware Act.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

COMPANY:

PHILLIP STREET BDC LLC

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	President

Signature Page to Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Phillip Street BDC LLC

MEMBERS:

By:	Goldman Sachs Asset Management, L.P.

By:	/s/ Tucker Greene
Name:	Tucker Greene
Title:	Authorized Signatory

Signature Page to Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Phillip Street BDC LLC